Exhibit 21.1

List Of Subsidiaries Of Abengoa Yield Plc

Subsidiary	Jurisdiction of Incorporation or Organization
Abengoa Cogeneración Tabasco, S. de R.L. de C.V.	Mexico
Abengoa Concessions Infrastructures, S.L.	Spain
Abengoa Concessions Perú, S.A.	Peru
Abengoa Solar US Holdings Inc.	Delaware
Abengoa Solar Holdings USA Inc.	Delaware
Abengoa Transmisión Norte, S.A.	Peru
Abengoa Transmisión Sur, S.A.	Peru
ACT Holding S.A. de C.V.	Mexico
ASO Holdings Company LLC	Delaware
Arizona Solar One LLC	Delaware
Mojave Solar Holdings LLC	Delaware
Mojave Solar LLC	Delaware
Banitod S.A.	Uruguay
Cadonal S.A.	Uruguay
Palmatir, S.A.	Uruguay
Palmucho, S.A.	Chile
Solaben Electricidad Dos, S.A.	Spain
Solaben Electricidad Tres, S.A.	Spain
Transmisora Mejillones, S.A.	Chile
Transmisora Baquedano, S.A.	Chile
Sanlúcar Solar, S.A.	Spain
Solar Processes, S.A.	Spain
Solacor Electricidad Uno, S.A.	Spain
Solacor Electricidad Dos, S.A.	Spain